Exhibit 10.30

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is entered into as of this 6th day of March, 2012 by and between HOD LLC, a Delaware limited liability company (“Lessor”) and SUGAR CAMP ENERGY, LLC a Delaware limited liability company (“Lessee”).

RECITALS

A. Lessee currently leases a tract of real property and certain coal reserves (the “RGGS Reserves”) pursuant to that Coal Mining Lease made and entered into as of July 29, 2005, by and between RGGS Land & Mineral LTD., L.P., as lessor, and Lessee, as Lessee, as amended from time to time (the “RGGS Lease”);

B. Lessee has the right to mine certain additional coal reserves (the “TVA Reserves,” and collectively with the RGGS Reserves, the “Sugar Camp Mine”) pursuant to that Assignment and Assumption Agreement dated August 4, 2009, by and between the United States of America, acting by and through its legal agent, the Tennessee Valley Authority, as lessor, Illinois Fuel Company, LLC, as assignor, and Ruger Coal Company, LLC, an affiliate of Lessee, as assignee (the “TVA Lease,” and collectively with the RGGS Lease, the “Coal Leases”);

C. Pursuant to that certain Sublease made and entered as of the date hereof by and between Lessee and Lessor (the “Sublease”), Lessee subleased to Lessor certain of its lease rights to a portion of the tract of real property demised to Lessee under the RGGS Lease, as depicted on Exhibit A (the “Surface Premises”);

D. Lessor owns a batch weigh/unit train load out system and related infrastructure situate on the Surface Premises (the “Sugar Camp Rail Load Out”);

E. Lessor desires to lease the Sugar Camp Rail Load Out to Lessee for the purpose of permitting Lessee to operate and maintain the Sugar Camp Rail Load Out, subject to the terms and conditions of this Lease.

F. Lessee will have the exclusive right to use the Surface Premises to throughput all the coal mined from anywhere in the Sugar Camp Mine.

G. Lessor will be paid a Tonnage Fee for the production associated with Longwall Area 1 of the Sugar Camp Mine, an area of mining defined by a map depicted on Exhibit B, as updated from time to time in accordance with Section 8.7 of this Lease (“Longwall Area 1”).

H. This Lease is in all respects subject to the terms and conditions of the RGGS Lease and to RGGS’ ownership interest in all surface and minerals associated with the RGGS Lease, and nothing in this Lease is intended to convey to Lessor any interest in any minerals subject to the RGGS Lease or to suggest that Lessor has any right in or to the surface lands subject to the RGGS Lease other than the right to use the Surface Premises, as provided in the Sublease, for the operation of the Sugar Camp Rail Load Out.

WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.0 Demise. Lessor does hereby LEASE, LET and DEMISE the Sugar Camp Rail Load Out to Lessee.

2.0 Use Rights Within the Leased Surface Premises. Lessor hereby grants unto Lessee the right to use the surface of the Surface Premises to construct, operate and maintain the Sugar Camp Rail Load Out, and any other structures incident or necessary thereto, including rail road track, parking areas, storage buildings and areas, utilities, water and sewer lines, pipelines and power lines, or to grant permission to a third party to construct the same, and to conduct such other surface operations that are reasonably necessary in connection with the operation of the Sugar Camp Rail Load Out; provided, however, that Lessee shall not construct any permanent surface impoundments, fill or storage areas or disposal operations of any kind or nature on the Surface Premises without the prior written consent of Lessor.

3.0 Grant of Easement and License. Lessor also grants unto Lessee an easement, right of way and license for the term of this Lease to use the Surface Premises for the purpose of operating and maintaining the Sugar Camp Rail Load Out.

4.0 Additional Surface Rights Within the Leased Surface Premises:

Lessor hereby further grants unto Lessee the following additional rights relating to the conduct of operations on the Surface Premises:

a. The right of ingress, egress and all other access rights for all purposes related to the operation of the Sugar Camp Rail Load Out and the occupation of the Surface Premises under this Lease, including, but not limited to, the right to construct and maintain roadways in such locations as may be approved by Lessor, which approval shall not be unreasonably withheld;

b. The right to conduct surveying, and all other testing, examination or prospecting that may be necessary or convenient to Lessee’s use of the Surface Premises under this Lease;

c. The right to construct, operate and maintain such facilities and/or structures on the Surface Premises as may be necessary or convenient to the operation of the Sugar Camp Rail Load Out; provided, however, that all such facilities and structures must comply with the terms of this Lease and all permits on the Surface Premises, and provided further that Lessee may not construct any ponds, reservoirs for water or waste material, stockpiles, valley fills and/or dump minerals, overburden, tailings, spoils, or other waste material, or construct or operate leaching ponds of any kind or nature on the Surface Premises without the prior written consent of Lessor. No buildings, structures, improvements, or other obstruction shall be constructed within the limits of any electric transmission or distribution line right of way reserved from this Lease. All disposal operations within any reserved easement and right of way must comply with applicable code clearance requirements, and shall be subject to Lessor’s approval. The rights granted to Lessee in this paragraph include the right to construct, operate and maintain such facilities and/or structures on the Surface Premises (including an additional rail load out) as may be necessary or convenient to throughput excess capacity of coal mined from any areas of the Sugar Camp Mine, provided, however that Lessor shall be paid a Tonnage Fee (as defined below) on any coal mined from Longwall Area 1, regardless of whether or not such coal moves through the Sugar Camp Rail Load Out or the Surface Premises.

d. The right to construct or grant permission for a third party to construct any pipelines, power lines, water and sewer lines, or utilities on the Surface Premises, or to grant permission to a third party to construct the same, as Lessee may deem appropriate; provided, however, that Lessee shall not construct, operate or maintain any structures that fail to comply with this Lease and all permits and laws governing the Surface Premises.

e. The right to operate and maintain the Sugar Camp Rail Load Out.

f. In the event the Lessor’s written consent is reasonably required by any administrative agency of Illinois or any other state or the United States of America, Lessor agrees to timely sign, without further compensation, any required document indicating its consent and approval of Lessee’s operations hereunder, subject to all terms and conditions of this Lease and all exceptions and reservations either expressly or generally noted in Paragraph 5.0.

g. The right, if necessary, after the termination or expiration of this Lease, to continue to have access to the Surface Premises in connection with the conduct of any restoration or reclamation operations, without further compensation therefore, subject to all terms and conditions of this Lease and all exceptions and reservations either expressly or generally noted in Paragraph 5.0.

h. The exclusive right to use the Sugar Camp Rail Load Out for any lawful purpose.

5.0 Exceptions and Reservations:

The Lessor hereby reserves to itself, its employees, subcontractors, agents, successors and assigns:

5.1 The right to enter in or upon the Surface Premises, at Lessor’s sole expense and risk, during normal working hours, for the purpose of inspecting the Surface Premises, in a manner which shall not unreasonably interfere with the business of the Lessee in its operations under this Lease;

5.2 All exceptions, reservations, conditions, waivers and restrictions contained in all prior deeds and other instruments forming the chain of title of the Surface Premises.

6.0 Term; Exclusivity.

6.1 This Lease shall become effective upon the date of execution hereof and shall continue in effect for a period of Twenty (20) years, unless sooner terminated as hereinafter provided. Lessee may elect to extend the term of this Lease for additional five (5) year terms on the same terms and conditions set forth herein by delivering a notice of extension to Lessor not less than one hundred twenty (120) days prior to the date of termination. Lessee may extend the term of this Lease a maximum of sixteen (16) times.

6.2 Lessee shall have no minimum tonnage or throughput obligations under this Lease and no limits on its maximum throughput.

6.3 During the Term, Lessee shall have the exclusive right to occupy the Surface Premises, subject to Lessor’s Exceptions and Reservations set forth in Paragraph 5.0, and shall have the exclusive right to use and operate the Sugar Camp Rail Load Out.

7.0 Lessee’s Operation of the Sugar Camp Rail Load Out.

7.1 Lessee shall be responsible for operating, repairing and maintaining the Sugar Camp Rail Load Out and for keeping the same in good working order at all times during the Term in conformance with this Lease and all applicable permits, laws and regulations.

7.2 Lessee shall be responsible for keeping the Sugar Camp Rail Load Out and the Surface Premises in a neat, clean and orderly condition, reasonably free of debris and in compliance with all applicable federal, state and local environmental, health, safety and other laws, rules and regulations.

7.3. Upon the expiration or termination of this Lease and upon Lessor’s written request, Lessee shall be responsible for restoring the Surface Premises to its original state at the commencement of this Lease within six (6) months from the date of expiration or termination hereof, and performing any reclamation activities required under all applicable permits on the Surface Premises. Except as otherwise requested by Lessor in writing, Lessee covenants and agrees, to the extent required by any permits governing the Surface Premises, in conjunction with the foregoing to remove the Sugar Camp Rail Load Out and all surface structures, facilities and amenities installed by Lessee on or within the Surface Premises during or in connection with Lessee’s conduct of operations under this Lease and reclaim the affected areas as required by all applicable permits and laws.

8.0 Consideration.

As full consideration for Lessor’s lease of the Surface Premises to Lessee, Lessor shall be paid as follows:

8.1 For the first twenty (20) years from the date of this Lease and in respect of only Longwall Area 1 at the Sugar Camp Mine, for every ton of coal loaded through the Sugar Camp Rail Load Out, Lessor shall be paid a fee (the “Tonnage Fee”) as follows:

(a) $1.10 until the completion of the first longwall panel associated with Longwall Area 1;

(b) After the completion of the first longwall panel associated with Longwall Area 1 and until the completion of the second longwall panel associated with Longwall Area 1;

(i) $1.10 if the first longwall move associated with Longwall Area 1 is completed in four (4) twenty-four (24) hour periods or less; or

(ii) $1.17 if the first longwall move associated with Longwall Area 1 is completed in more than four (4) twenty-four (24) hour periods;

(c) After the completion of the second longwall panel associated with Longwall Area 1;

(i) $1.05 if the preceding longwall move associated with Longwall Area 1 is completed in four (4) twenty-four (24) hour periods or less;

(ii) $1.10 if the preceding longwall move associated with Longwall Area 1 is completed in more than four (4) twenty-four (24) hour periods and no more than twenty-one (21) twenty-four (24) hour periods; or

(iii) $1.17 if the preceding longwall move associated with Longwall Area 1 is completed in more than twenty-one (21) twenty-four (24) hour periods.

Lessee shall provide Lessor prompt notice of any longwall move associated with Longwall Area 1. Upon the completion of any such longwall move, Lessee shall certify to Lessor the amount of time in which the longwall move was completed and shall provide Lessor with such maps and engineering reports that are prepared and kept by Lessee in the ordinary course of conducting its longwall operations and which verify (to Lessor’s reasonable satisfaction) the amount of time in which the longwall move was completed.

8.2 After the expiration of the first twenty (20) years and for the remainder of the Term of this Lease, Lessor shall be paid a rental payment of $10,000 per year.

8.3 Lessee shall furnish to Lessor on or before the 15th day of each calendar month a statement showing the quantity of coal loaded through the Sugar Camp Rail Load Out during the preceding calendar month. Lessee shall keep accurate and correct books of account showing all coal loaded through the Sugar Camp Rail Load Out as well as all coal mined, and all coal consumed, transported, or shipped from the Surface Premises, together with the correct weights thereof, to which books and records Lessor shall at all reasonable times have access for verification of statements to be furnished by Lessee. The Parties will mutually agree to methods for the ascertainment of and payment of Tonnage Fees pursuant to this Lease.

8.4 In the event that mining occurs outside of Longwall Area 1 and the production moves through the Sugar Camp Rail Load Out, thereby mixing the coal from Longwall Area 1 with other coal, Lessee shall keep a strict account of the tonnage of coal from Longwall Area 1 as well as a strict account of the tonnage of non-Longwall Area 1 coal being loaded through the Sugar Camp Rail Load Out. The method of determining these respective tonnages shall be approved in writing by the Engineer of Lessor before non-Longwall Area 1 coal may be loaded through the Sugar Camp Rail Load Out, such approval not to be unreasonably withheld, conditioned or delayed. In the event coal from Longwall Area 1 is so commingled, Lessor shall only be paid a Tonnage Fee for the tonnage of coal produced from Longwall Area 1.

8.5 Lessee shall pay to Lessor, at Lockbox 2495; Columbus, Ohio 43260 or at such other places as Lessor may from time to time designate in writing, during the Term of this Lease, as applicable, (i) such payment for all coal loaded through the Sugar Camp Rail Load Out during the preceding calendar month, to be received by Lessor within twenty (20) days from the end of the month to which payment applies and (ii) such rental payment of $10,000 per year, to be received by Lessor within twenty (20) days from the end of the year to which payment applies.

8.6 For the purpose of maximizing the Tonnage Fees due Lessor hereunder, Lessee shall conduct its coal mining operations on the Surface Premises and within Longwall Area 1 in accordance with Prudent Operating Practice. “Prudent Operating Practice” means the mining practices, methods and acts that would be employed by a prudent mining operator having assets and operations similar in size and scope to Lessee, using modern mining equipment and techniques in the conduct of diligent and safe mining operations in an attempt to recover the maximum amount of economically mineable and merchantable coal from Longwall Area 1 with due regard for all applicable requirements of Laws, all in accordance and compliance with permits and the material provisions of all leases and other instruments creating interests in the properties.

8.7 Attached hereto as Exhibit B is Lessee’s initial Mining Plan covering four (4) years of planned operations. On or prior to October 10 of each year during the first sixteen (16) years from the date of this Lease, Sugar Camp shall deliver a revised Mining Plan which updates the projected location of Longwall Area 1, its associated development units and proposed mining operations (including the operation of the longwall itself) within such areas for the next four calendar years from the date of delivery of such revised Mining Plan. If during the final four years of the first twenty (20) years of this Lease, the Mine Plan changes, Lessee shall promptly update the plan showing projected mining through the balance of the first twenty (20) year period. All revisions to the Mining Plan shall be prepared in full conformance with Prudent Operating Practice.

8.8 In addition to the foregoing Tonnage Fees, Lessee shall pay a quarterly minimum deficiency of $1,250,000 due and payable on the 20th of January, April, July and October during the first twenty (20) years this Lease is in effect, for the prior quarter’s production. Each payment of the quarterly minimum deficiency shall hereafter be referred to as a “Quarterly Deficiency Payment”. If during any quarter Lessee shall pay Tonnage Fees that are less than the Quarterly Deficiency Payment, Lessee will pay to Lessor, at the prescribed time, the difference between the Tonnage Fees paid and the Quarterly Deficiency Payment due. If during any quarter Lessee shall pay Tonnage Fees that is equal to or in excess of the Quarterly Deficiency Payment, then no Quarterly Deficiency Payment shall be due for that quarter. If during any quarter the Tonnage Fees exceeds the Quarterly Deficiency Payment due for the quarter, then Lessee has the right to recoup any unrecouped Quarterly Deficiency Payment made with respect to the preceding eight quarters from the excess Tonnage Fees on a first paid first recouped basis. No Tonnage Fees paid for coal mined in any quarter shall be credited to the payment of any Quarterly Deficiency Payment due for any succeeding quarter or quarters.

8.9 Intentionally Omitted.

8.10. Notwithstanding anything herein to the contrary, in the event of the cancelation, termination, or expiration of the Coal Leases during the first twenty (20) years of the date of this Lease, Lessee shall be required to pay to Lessor Quarterly Deficiency Payments until the expiration of the first twenty (20) years of the date of this Lease as if the Coal Leases were still in effect.

8.11 Lessor shall at all reasonable times have the right to enter the surface and the Sugar Camp Mine, inspect the same, and have surveys made thereof to determine if all the terms and conditions of this Lease are fully complied with, and for these purposes to use freely the means of access to said mine and the workings thereof without hindrance, but in such manner as not unreasonably to interfere with the operation thereof.

9.0 Lessee’s Responsibility for Improvements; Liens.

9.1 Lessor shall not be obligated to pay or reimburse Lessee for any improvements, repairs or rehabilitations performed by Lessee in and around the Surface Premises during the Term of this Lease, it being the intent of the parties that Lessee shall be solely responsible for all such costs and expenses during the Term hereof.

9.2 Lessee shall not permit any lien to attach to the Surface Premises as a result of Lessee’s failure to pay any third party for any labor, materials, supplies, wages or other like items, including without limitation, any mechanic’s liens or material men’s liens. In the event (and as often as such event may occur) that any such third party perfects or threatens to perfect a legal right to encumber any of the coal on or under the Surface Premises, or the Surface Premises itself, in whole or in part, as a result of Lessee’s failure, in whole or in part, to pay such party as herein provided, or as Lessee may be otherwise legally obligated, Lessor, at its sole option and in addition to its other rights and remedies hereunder, does and shall have the right to permit Lessee to take steps to remove said lien or Lessor may, in whole or in part, pay and settle with such party directly; provided, however, that in the event it is established that the third party had a bona fide legal right to file said lien as a result of Lessee’s actions or inactions, all such direct payments by Lessor shall be forthwith reimbursed to Lessor by Lessee. This paragraph and/or the payment of such direct payment sums, in whole or in part, by Lessor is not and shall not be construed as a waiver, alteration or modification of any of the Lessee’s obligations assumed by it hereunder, nor as a covenant by Lessor to perform the same.

10.0 Compliance with Permits and Applicable Laws; Non-Discrimination.

10.1 Lessee shall conduct its operations on the Surface Premises in accordance with all federal, state and local laws, rules and regulations, now or hereafter in effect, and such permits as Lessee may have or secure in the future to maintain the track, transport the coal, and operate the Surface Premises. Lessee shall obtain and maintain in full force and effect, at is sole expense, all permits and approvals necessary for Lessee to operate and maintain the Sugar Camp Rail Load Out. Notwithstanding the foregoing, Lessee agrees to offer such permitting assistance to Lessor as Lessor may reasonably request, at Lessor’s expense. Lessee shall secure an MSHA Identification Number prior to entering onto the Surface Premises to operate the Sugar Camp Rail Load Out. Lessee shall file all necessary reports or other documents, whether mandatory or permissible, with the applicable governmental or other office(s) in order to properly establish and serve notice of Lessee’s sole and exclusive responsibility for the health and safety of its employees, agents and permitted assigns and responsibility for compliance with such laws and regulations during the term of this Lease.

10.2 Lessee shall at all times comply with all applicable federal, state and local laws (including, but not limited to, the Federal Mine Safety and Health Act of 1977, as amended), ordinances, rules, regulations, codes and orders relating to the operations to be conducted and performed hereunder and with the safety rules and regulations of Lessor.

10.3 Lessee further agrees that it shall comply with all of the terms and provisions of the Black Lung Laws (defined below) and will secure the payment of Black Lung Benefits (defined below) as hereinafter provided. “Black Lung Laws” mean the Black Lung Benefits Act, Title IV of the Federal Mine Safety and Health Act of 1977, 30 U.S.C. 901 et seq., and the Internal Revenue Code, 26 U.S.C. I et seq., Black Lung Benefits Reform Act of 1977 (P.L. 95-239), Black Lung Benefits Revenue Act of 1977 (P.L. 75-227), Black Lung Benefits Revenue Act of 1981 (P.L. 97-119), as now or hereafter amended, and all rules and regulations adopted pursuant thereto. “Black Lung Benefits” means any and all benefits payable pursuant to the Black Lung Laws. Lessee acknowledges that, as between itself and Lessor, it is, and shall be deemed to be, the operator of any coal mine or coal preparation facility or facility used for the extraction, preparation or transportation of coal produced from the Surface Premises and of all related activities, including, but not limited to, coal mine construction or maintenance, engaged in by Lessee pursuant to the terms of this Lease or the Coal Leases with respect to any claim for Black Lung Benefits filed by or on account of any of its employees or former employees. Lessee shall secure and shall require any other person or entity who operates, controls, or supervises a coal mine or coal preparation facility on or under the Surface Premises or performs services of construction, maintenance, transportation, or other activities related to coal mining or preparation under the terms of this Lease or the Coal Leases, or who otherwise may be liable for the payment of Black Lung Benefits, to secure the payment of such Black Lung Benefits to or on account of employees or former employees in accordance with the Black Lung Laws and shall provide Lessor, upon request, with appropriate certification that each of them has provided security in compliance with all Black Lung Laws for the payment of such Black Lung Benefits. Without limiting the generality of Lessee’s obligations to comply with all other provisions of this Lease, Lessee agrees that it will secure and guarantee the payment of all Black Lung Benefits required to be paid under the Black Lung Laws by reason of mining, construction, transportation, and related activities under this Lease or the Coal Leases, and Lessee does hereby agree that it will indemnify and hold Lessor harmless from any liability or expenses, including reasonable attorney fees and expenses, which Lessor may suffer directly or indirectly, as a result of or with respect to any claim for Black Lung Benefits filed by or on account of any of Lessee’s employees or former employees, or employees or former employees of others who may be required to secure the payment of Black Lung Benefits as provided above. Notwithstanding anything in this Lease to the contrary, this Lease does not empower Lessor to make any decisions and Lessor hereby expressly waives and disclaims any right to make any decisions with respect to the terms and conditions under which the coal is extracted or prepared, such as, but not limited to, the manner of extraction or preparation or the amount of coal to be produced at any particular time, all within the meaning of the Black Lung Laws. The parties hereto do acknowledge, however, that Lessor has reserved certain rights and has imposed certain requirements under the terms of this Lease solely for the purpose of preventing waste and protecting the reserved rights of Lessor.

10.4 Lessee further covenants and agrees that all employees of Lessee, or any of its affiliates, and/or any and all other persons performing work on the Surface Premises pursuant to the rights granted in this Lease will be fully covered by or insured at all times by workers’ compensation, and to that end Lessee shall comply with all applicable workers’ compensation laws, rules and regulations and shall make all necessary contributions and/or premium or other payments.

10.5 Lessee warrants to Lessor, its successors and assigns that it will from the date of this Lease until the end of the first twenty (20) years from the date of this Lease, operate in accordance with Prudent Operating Practice.

10.6 Lessee shall at all times comply in all respects with the terms and conditions of the Coal Leases. Lessee must notify Lessor upon determining in its reasonable discretion of (i) any event which is likely to lead to the termination or lapse of this Lease or either of the Coal Leases, or (ii) any actual or alleged (in writing) default by Lessee under this Lease or either of the Coal Leases, or (iii) any written claim against any right or interest held by Lessee and Lessor in the Surface Premises, or in connection with, this Lease or either of the Coal Leases.

10.7 If required by Lessor, Lessee must allow Lessor or any person nominated by Lessor to make such payments under this Lease or the Coal Leases as are necessary to (i) prevent the termination or lapse of such leases, or (ii) cure any actual or alleged default by Lessee under such leases.

11.0 Fines and Penalties. Lessee shall be responsible and solely liable for the payment of any assessments, penalties, or other fines imposed by any federal, state, or local agency, and for any violation of any federal, state, or local law or regulation arising out of Lessee’s operation and maintenance of the Sugar Camp Rail Load Out or Lessee’s lease of the Surface Premises. Lessee shall provide Lessor with a copy of all such violations or citations issued by any federal, state or local agency immediately upon receipt and fully inform Lessor of the circumstances surrounding such issuance. Lessor may compromise and settle any claims for fines or penalties without the approval of the Lessee.

12.0 Indemnity.

12.1 General Indemnity. Lessee shall, to the extent permitted by law, indemnify, defend, and save harmless Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns (“Lessor’s Indemnified Persons”) from and against (a) any and all claims, demands, actions or causes of action by or on behalf of any person, firm, corporation or governmental body for damages, injuries, deaths, penalties, fines, assessments or otherwise caused by, arising out of, resulting from or as a consequence of, in whole or in part, (i) any acts or omissions of Lessee, its officers, directors, employees, sublessees, contractors, subcontractors, licensees, invitees, engineers, agents, successors, assigns or parent or affiliated corporations or any other persons or entities acting by direct or indirect authority of Lessee or pursuant to any rights granted in this Lease or (ii) the use and enjoyment of the Surface Premises pursuant to this Lease or (iii) the approval by Lessor or Lessor’s Indemnified Persons of any plans of the Lessee or (iv) the indemnity contained in Section 13 of the Sublease or any other requirement of RGGS Land & Mineral LTD., L.P. with respect to its consent to the Sublease and (b) any and all costs, counsel fees, expenses and liabilities incurred in or about any such claim or action brought thereon, all of which costs, counsel fees, expenses and liabilities shall be reimbursed to Lessor by Lessee immediately upon notification from Lessor to Lessee that the same have been incurred. Provided, further, that indemnity obligations under this Lease exclude Lessor’s lost profit and punitive, exemplary, special or consequential damages. Provided, further, that Lessee shall have no liability under indemnity obligations in this Lease unless Lessor or Lessor’s Indemnified Persons timely informs Lessee of a claim, demand, action or cause of action and gives Lessee the right to assume the defense.

12.2 Responsibility for Lessee’s Property and Equipment. Lessee releases Lessor, and Lessor’s Indemnified Persons from liability for damage to any of its material, machinery, equipment or other property regardless of the cause thereof and whether such damage is caused by the negligence of Lessor, Lessor’s Indemnified Persons or any other person; provided, however, that Lessee shall not be held responsible for damages attributable to the sole and exclusive negligence of Lessor or Lessor’s Indemnified Persons.

12.3 Defense of Claims. If any action or proceeding is brought by reason of any claim described in this paragraph, Lessee will promptly notify Lessor of such claim and will indemnify and hold harmless Lessor for the defense of such action or proceeding (or assume the Lessor’s defense, at Lessor’s sole election), and satisfy any order, judgment or settlement resulting therefrom.

12.4 Survival. These covenants of indemnity shall survive the cancellation, termination or expiration of this Lease.

13.0 Insurance.

13.1 Without limiting Lessee’s undertaking to protect, indemnify, hold harmless, and defend Lessor and Lessor’s Indemnified Persons as set forth in Paragraph 12 or any other provision of this Lease, for the first twenty (20) years after the date of this Lease, Lessee agrees to procure and keep in force and effect the insurance coverages listed below with insurance carrier(s) that are acceptable to Lessor in the Lessor’s reasonable discretion. All such insurance coverages listed below shall provide a waiver of subrogation for all claims regarding this Lease. Before commencing any work under this Lease, Lessee shall furnish Lessor with certificates of insurance and/or certified copies of the insurance policies themselves together with all applicable endorsements attested by a duly authorized representative of the insurance carrier(s) evidencing that the insurance required hereunder is in force and effect and that such insurance will not be reduced, cancelled or materially changed without giving to Lessor at least thirty (30) days prior written notice.

(a) Workers’ Compensation and Employer’s Liability Insurance: Lessee and all of its employees, workmen, agents, and servants shall comply with all requirements of the worker’s compensation laws of the State of Illinois or any other state(s) whose workers’ compensation laws may apply to Lessee’s activities on the Surface Premises. In addition, Lessee shall carry employer’s liability insurance covering all of Lessee’s operations and work on the Surface Premises in an amount not less than one million dollars ($1,000,000) per occurrence or such other reasonable amount as Lessor may require during the term of this Lease. All such employer’s liability insurance shall expressly provide that all rights of subrogation against Lessor are waived.

(b) Comprehensive General Liability Insurance and Excess Umbrella Liability Insurance: Minimum limits of five million dollars ($5,000,000) combined single limit per occurrence and in aggregate for bodily injury and property damage. This coverage shall include, but not be limited to, provisions for:

(i)	Premises — operations;

(ii)	Blanket broad form contractual — specifically covering the indemnity obligations in this Lease;

(iii)	Blanket broad form property damage;

(iv)	Personal injury;

(v)	Lessor named as additional insured;

(vi)	Blanket broad form cross liability endorsement;

(vii)	Products and completed operations;

(viii)	Where exposure exists, explosion, collapse, and underground (XCU) hazard exclusions must be deleted; and

(ix)	Waiver by insurer of all payment obligations of Lessor for payment of premiums, audits, deductibles, retro-adjustments or any other payment obligation due to the insurer by Lessee.

(c) Environmental Liability (Pollution Coverage): Minimum limits of one million dollars ($1,000,000) combined single limit occurrence and in aggregate covering both bodily injury and/or property damage claims arising from first and/or third party exposures. To the extent such coverage is procured on a claims-made basis, Lessee agrees to maintain such coverage for a minimum of thirty-six (36) months following the expiration or termination of this Lease or any extension thereof, or alternatively, Lessee agrees to purchase a thirty-six (36) month Extended Reporting Period (ERP) endorsement from the environmental insurer upon the expiration or termination of this Lease for any reason.

(d) Auto Liability Insurance and Excess (Umbrella) Liability Insurance: Minimum limits of one million dollars ($1,000,000) combined single limits per occurrence for death, bodily injury and property damage claims. This coverage shall include, but shall not be limited to, coverage for:

(i)	Owned vehicles;

(ii)	Hired vehicles;

(iii)	Non-owned vehicles;

(iv)	Lessor named as additional insured;

(v)	Cross liability endorsement; and

(vi)	Waiver by insurer of all payment obligations of Lessor for payment of premiums, audits, deductibles, retroadjustments or any other payment obligation due the insurer by Lessee.

(e) Additional Insurance: Such additional types and amounts of insurance as may reasonably be required by Lessor from time to time.

13.2 Without limiting Lessee’s undertaking to protect, indemnify, hold harmless, and defend Lessor and Lessor’s Indemnified Persons as set forth in Paragraph 12 or any other provision of this Lease, after the expiration of the first twenty (20) years and for the remainder of the Term of this Lease, Lessee agrees to procure and keep in force and effect commercially reasonable insurance coverages with insurance carriers that are acceptable to Lessor in the Lessor’s reasonable discretion. All such insurance coverages shall provide a waiver of subrogation for all claims regarding this Lease. Lessee shall furnish Lessor with certificates of insurance and/or certified copies of the insurance policies themselves together with all applicable endorsements attested by a duly authorized representative of the insurance carrier(s) evidencing that the insurance required hereunder is in force and effect and that such insurance will not be reduced, cancelled or materially changed without giving to Lessor at least thirty (30) days prior written notice.

13.3 The policy or policies providing for the insurance required by this Lease, and any other policies, shall be endorsed to specifically include the liability assumed by Lessee under the indemnity provisions of this Lease.

13.4 In addition, such insurance shall specifically name Lessor as an additional insured party and shall be primary to any and all other insurance of Lessor with respect to any and all claims and demands which may be made against Lessor and its officers, directors, employees and agents, whether on account of injury or death of any person or persons, damage to or loss of property, violation of law or regulation or otherwise, in any way arising out of, related to or attributed to, directly or indirectly, Lessee’s occupation of the Surface Premises under this Lease. Lessor reserves the right to approve the specific endorsement wording granting Lessor Additional Insured status on all of the Lessee’s applicable and/or required insurance policies. Such insurance shall specifically provide that it applies separately to each insured against which claim is made or suit is brought, except with respect to the limits of liability.

13.5 Lessee shall remain in compliance with the terms of this Paragraph 13 throughout the term of this Lease, as well as at all times that Lessee remains on the Surface Premises for any reason, including without limitation, for the purpose of performing its obligation to restore the Surface Premises to its original state and performing all required reclamation work.

14.0 Termination on Default.

14.1 If Lessee shall make any default in payment of any sums that may be due to Lessor under this Lease, then in such case Lessee shall be considered in default of this Lease. If any such default shall continue for fifteen (15) days after receipt of written notice and demand from Lessor to remedy the same, or if any such default is not capable of being cured within the fifteen (15) day time period, that Lessee is diligently working to cure such default, then upon written notice by Lessor of its intent to terminate this Lease, this Lease shall immediately cease and terminate and the Lease shall be of no further force or effect.

14.2 If Lessee shall fail in any other respect to comply with the terms and conditions of this Lease, then in such case Lessee shall be considered in default of this Lease. If Lessee fails to demonstrate that it has cured any such default within thirty (30) days from the receipt of written notice and demand from Lessor to remedy the same, or if any such default is not capable of being cured within the thirty (30) day time period, that Lessee is diligently working to cure such default, then upon written notice by Lessor of its intent to terminate this Lease, this Lease shall immediately cease and terminate and the Lease shall be of no further force or effect.

14.3 If, during the first Twenty (20) years of the Term of this Lease, default be made by Lessee (or any of its permitted successors or assigns) in the performance of any of the terms or conditions of either of the Coal Leases, and such default is not cured within any applicable cure period in the such lease, then in such event, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the Surface Premises without initiation of legal process, and thereafter re-let the same or any part thereof for the balance of the Term hereof, or any part thereof, upon such conditions as Lessor may deem proper, and Lessor may hold and possess the same as its absolute property free and clear of any claims of, by or through Lessee, and pursue any and all other remedies available under the statutory or common laws of the State of Illinois for violations of any covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive. Lessee shall notify Lessor of its proposed cure actions and continue to keep Lessor informed on a regular basis of the actions taken and results thereof.

14.4 If Lessee shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets; or (2) be unable, or admit in writing, its inability to pay its debts as they mature, or (3) make a general assignment for the benefit of creditors; or (4) be adjudicated a bankrupt or insolvent or dissolved; or (5) file a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or State law now or hereafter in effect; or (6) file an answer admitting the material allegations or consent to or default in answering a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken for the purpose of effecting any of the foregoing; or (7) if an order, judgment or decree shall be entered, without the application, approval or consent of Lessee, by a court of competent jurisdiction, approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days; then Lessee shall be deemed in default and Lessor shall have the right to terminate this Lease at any time thereafter by giving Lessee written notice of such termination, and upon the giving of such notice, this Lease and the rights herein granted to Lessee shall terminate.

15.0 Remedies Upon Default.

15.1 The remedies under this Lease shall be cumulative, rather than exclusive, and Lessor shall have upon Lessee’s failure to timely cure any event of default under Paragraph 14.0 the right to exercise, in addition to any and all rights available under Illinois statutory law or common law or otherwise available under this Lease, the option to terminate this Lease, re-enter and take possession of the Surface Premises without initiation of legal process, and thereafter re-let the same or any part thereof for the balance of the Term hereof, or any part thereof, upon such conditions as Lessor may deem proper. Neither re-entry nor re-letting shall discharge Lessee from any payments due to Lessor at the time of termination or re-entry, or from any unsatisfied obligation of the Lessee under this Lease.

15.2 No termination or re-entry hereunder by Lessor shall bar the recovery of damages for the breach of any of the terms, conditions or covenants on the part of Lessee herein contained. The failure of Lessor to recognize any act constituting a default by Lessee hereunder shall not constitute a waiver of its rights later to act hereon or on any other default by Lessee hereunder.

16.0 Removal of Equipment.

16.1 Upon the expiration of this Lease, and upon the condition that:

(a) All sums of money due the Lessor by the Lessee have been paid, and

(b) All of Lessee’s covenants and obligations under this Lease have been fully kept and performed to Lessor’s reasonable satisfaction, and Lessee is not in default of any term or condition herein at the time of the expiration of this Lease, then:

Lessee shall have the obligation to remove from the Surface Premises within ninety (90) days after said expiration all of Lessee’s structures, equipment, machinery, improvements and other property Lessee may have placed on the Surface Premises during the term of this Lease.

16.2 If Lessee does not remove said structures, equipment, machinery, improvements, and other property of Lessee from the Surface Premises, as provided above, Lessee irrevocably agrees that Lessor, at its sole option, shall be deemed the sole owner of said property remaining on the Surface Premises, and Lessor shall have the additional right, at its sole option, to remove the property at Lessee’s expense or to sell such of Lessee’s property remaining on the Surface Premises as is necessary to defray the cost(s) of removal of all or any part of the remaining aforementioned property.

17.0 Lessor’s Right of Inspection. Lessor shall have, at all reasonable times during the term of this Lease on prior notice to Lessee, access to the Surface Premises at Lessor’s sole risk, to make such inspections of the Surface Premises and operations being conducted as it deems desirable to ensure that such operations are being performed in accordance with the obligations of Lessee hereunder. Nothing herein shall be construed to mean that any inspection or approval given by Lessor or Lessor’s representative shall relieve Lessee from any of its obligations hereunder.

18.0 Force Majeure.

18.1 The term “Force Majeure” as used herein, shall mean a nationwide strike in the coal industry or a strike at the mine or facilities on the Surface Premises, work stoppages due to labor organizing efforts, acts of God, acts of a public enemy, wars, insurrections, earthquakes, floods, loss of utilities and other causes beyond the reasonable control of Lessee.

18.2 If, because of a verifiable condition of Force Majeure, either party is unable to carry out any of its obligations under this Lease (except for an obligation of either party to pay money), that party shall give written notice to the other party as promptly as practicable of the specific nature and probable duration of the claimed Force Majeure event. The obligation of the party giving notice shall be suspended to the extent made necessary by said Force Majeure during its continuance. The party giving notice shall use best efforts to eliminate the Force Majeure with a minimum of delay. However, nothing herein shall obligate the Lessor or Lessee to resolve or settle any labor dispute or strike.

19.0 Records; Books of Account; Right to Audit. Lessee shall keep accurate and correct books of account showing all coal loaded through the Sugar Camp Rail Load Out, together with the correct weights and selling price thereof, to which books and records Lessor shall at all reasonable times have access for verification of statements to be furnished by Lessee.

20.0 Taxes, Levies and Assessments.

20.1 Lessee shall pay all contributions, levies, taxes, or other sums, by whatever name called, with reference to all wages, benefits, or other sums paid employees of the Lessee, its agents, contractors, and assigns, whose labor enters into the construction, maintenance or operation of the Sugar Camp Rail Load Out, or the operation of the Surface Premises under this Lease in all cases where such contributions, levies, taxes, or other sums are or shall be required to be paid under any federal, state, county, or municipal unemployment act or Social Security Act; and

20.2 Lessor shall, in accordance with law, assess and pay taxes on the interests owned and/or leased by Lessor in the Surface Premises, including the Sugar Camp Rail Load Out and any mined or unmined coal therein contained, and Lessee shall pay to Lessor the full amount of such taxes, beginning with those covering the calendar year in which this Lease is effective, promptly upon receipt of Lessor’s statement therefore, such amounts to constitute and be treated as additional rental hereunder.

20.3 Lessee shall, in accordance with law, pay taxes on all machinery, structures, equipment, improvements, and other property of Lessee now or hereafter located or placed by Lessee on the Surface Premises, or any other taxes or assessments arising from Lessee’s operations on the Surface Premises at all times while this Lease or any extension hereof is in effect or Lessee is on the Surface Premises for any reason, including for purposes of restoring the property to its original condition or performing reclamation work. Lessee shall have the right in good faith to contest or review, at its sole efforts and expense, in such manner as it deems suitable, and in Lessor’s name if desirable, any tax, charge, levy, or assessment whether general, special, ordinary, or extra-ordinary, layed, levied, assessed, or imposed upon Lessee.

21.0 Zoning. This Lease and Lessee’s rights hereunder are subject to all applicable zoning and subdivision laws, rules, regulations, and ordinances, including any and all blasting covenants and restrictions related thereto, and the burden and cost(s) of compliance therewith shall be solely upon Lessee. Under no circumstances whatsoever shall Lessee, its agents, employees, or assigns, seek to change any zoning and/or subdivision regulations or classifications concerning the Surface Premises described herein without the express prior written approval of Lessor. Lessee shall protect, defend, indemnify, save, and hold Lessor harmless against any consequence arising from Lessee’s failure to comply with any and all applicable zoning and/or subdivision regulations, including but not limited to any and all blasting covenants and restrictions related thereto.

22.0 Condemnation of Surface Premises. If the Surface Premises in whole or in part, or any portion thereof or interest therein, shall be acquired or condemned by any action of eminent domain or sold in lieu thereof by or for any public or quasi-public use or purpose, which action shall serve to defeat Lessor’s or Lessee’s rights in or to the Surface Premises, then Lessor shall give notice of any such action to Lessee in writing. In any such case, Lessee irrevocably agrees that Lessor shall have no responsibility or liability, either directly or indirectly, to Lessee to refund, reimburse, or compensate Lessee for any direct, indirect, incidental, or consequential damage(s) or claims of such damage(s), by Lessee or others for such action or determination. If the Surface Premises in its entirety or any portion thereof shall be acquired or condemned by any aforesaid action or determination, then at Lessee’s option, this Lease, and all of the rights granted to Lessee herein, shall cease and terminate as of the date of title vesting in any such action, determination, or proceeding. Lessee shall have no claim against Lessor for any value of the unexpired term of this Lease. Lessee shall have the right, at its sole efforts and expense, to contest such eminent domain action or determination and to make claim against the condemning authority (but not Lessor) for damages incurred by Lessee as a result of such action.

23.0 Ownership of the Surface Premises. Any and all of Lessor’s interests in the Surface Premises contained or located therein or thereon, are solely the property and possessions of Lessor, and the rights and privileges granted to Lessee under this Lease are solely by virtue of Lease, and neither the rights granted to Lessee by this Lease, nor any interest(s) of Lessor in the Surface Premises, whatever they may be, in whole or in part, nor any portion of the afore described, is considered to be, and in no way shall be construed by Lessee or others to be a possession, asset, or chattel of Lessee, its principals, employees, agents, contractors, sublessees or assigns which can be sold, transferred, mortgaged, pledged, collateralized, passed, assigned, or given out in any manner whatsoever, including proceedings of a bankruptcy, without the express prior written consent of Lessor, or except as expressly authorized in Paragraph 38.0 hereof.

24.0 Challenge of Title. It is understood and irrevocably agreed by Lessee that Lessor does not warrant the title to the Surface Premises. In the event that any claim(s) be made or litigation instituted by any third party as to the title or ownership of Lessor in or to any portion or interest of the Surface Premises described herein, Lessor shall have the right, but not the obligation, to defend the same. Should Lessor choose not to defend its title, Lessee shall have the right, at its option and its sole expense, to defend Lessor’s title. Upon determination by a court of competent jurisdiction in a proceeding to which Lessor is a party that Lessor’s title to any part or interest in the Surface Premises described herein is defective to such extent as to defeat Lessee’s rights under this Lease, notice by Lessor to Lessee of such determination shall operate to eliminate from this Lease any and all acreage of the Surface Premises so determined to be defective. In such case, in no event shall Lessor be liable to Lessee for any direct or consequential damages sustained by Lessee as a result of a failure of title on Lessor’s part. It is specifically understood and irrevocably agreed by Lessee that Lessee, its agents and assigns, have satisfied themselves as to the competency and sufficiency of Lessor’s title to the Surface Premises and the interests contained therein prior to entering into this Lease.

25.0 As-Is; No Warranty of Condition or Fitness. Lessor makes no representations, covenants, or warranties, express or implied, unto the Lessee concerning the condition of the Surface Premises, its suitability as to Lessee’s intended use or fitness for a particular purpose, and Lessee covenants and agrees that it is relying solely on its own examination and inspection of the Surface Premises without recourse against Lessor.

26.0 Interest. In the event of failure of either party to pay any sums of money due under this Lease after notice of the same has been delivered pursuant to Section 35 and, in the case of Lessee failure, Section 14.1, and in addition to all other rights of the parties hereunder, the party to whom such sums are owed shall have the right, without further notice, to assess interest on all such past due sums at the rate of one percent (1%) per month of the unpaid delinquent balance from the date of delinquency until paid. Assessment of interest by either party shall in no way be deemed or construed to be a waiver of any obligation hereunder to promptly pay all sums due, when due and without demand, or to be a waiver or bar to the subsequent exercise or enforcement of any other provisions of this Lease or any other right of the parties hereunder.

27.0 Recording. This Lease, and the terms, conditions, provisions, and covenants hereof are personal and confidential between Lessor and Lessee, and their respective affiliates, successors, and assigns, and will not be disclosed by either party except as required by law. It is therefore understood and irrevocably agreed by Lessee that if Lessee desires to record this Lease with any court of any county in which the Surface Premises described herein are a part, Lessee will notify Lessor, in writing, of such desire and Lessor shall within thirty (30) days, provide Lessee with a “Memorandum” of this Lease for recording purposes. The costs and efforts of recording said Memorandum of this Lease shall be paid by Lessee.

28.0 Governing Law. This Lease shall be governed by the laws of the State of Illinois without regard to any conflict of law provisions.

29.0 Confidentiality of Information. Lessor and Lessee acknowledge that execution and performance of this Lease may generate or provide them with access to specialized information or trade secrets of a confidential nature pertaining to the other party and its business. Lessor and Lessee agree that they shall treat all maps, data, reports and other information relating to either party’s business as confidential and shall not divulge, transmit or otherwise disclose any such information received, except as may be required for the performance of this Lease, without the other party’s prior written consent.

30.0 Prior Agreement. This Lease cancels and supersedes any prior agreements between the parties hereto covering the subject matter hereof.

31.0 Headings. Paragraph headings or titles used in this Lease are for convenience of reference only and shall not affect the construction of any paragraph herein.

32.0 Forum Selection. In the event that either party to this Lease files any action, proceeding, or counterclaim against the other on any matter whatsoever arising out of or in any way connected with this Lease or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, the parties hereby consent to the exclusive jurisdiction and venue of Franklin County, Illinois.

33.0 Waiver of Jury Trial. THE PARTIES TO THIS LEASE AGREE TO, AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS LEASE.

34.0 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE.

35.0 Notice to the Parties. The giving of any notice to, or the making of any demand on, Lessee under the provisions herein shall be sufficient if made in writing, addressed to Lessee at:

Sugar Camp Energy, LLC

Metropolitan Square Building

211 North Broadway

Suite 2600

St. Louis, Missouri 63102

Telephone: (618) 435-2491

Attention: General Counsel

With a copy not constituting notice to:

Bailey & Glasser LLP

209 Capitol Street

Charleston, West Virginia 25301

Telephone: (304) 345-6555

Facsimile: (304) 342-1110

Attention: Brian A. Glasser

or such other address(es) as Lessee may hereafter in writing designate, and sent via Facsimile (with receipt confirmation), hand delivery by a nationally recognized commercial courier service or mailed postpaid, certified, return receipt requested, United States mail. The giving of any notice to, or the making of any demand on, Lessor under the provisions herein shall be sufficient if made in writing, addressed to Lessor at:

Hod LLC

5260 Irwin Road

Huntington, West Virginia 25705

Telephone: (304) 522-5757

Facsimile: (304) 522-5401

Attention: President and COO

With a copy to:

Hod LLC

c/o NRP (Operating) LLC

c/o Natural Resource Partners L.P.

601 Jefferson, Suite 3600

Houston, Texas 77002

Telephone: (713) 751-7516

Facsimile: (713) 751-7517

Attention: Wyatt Hogan

and to (such copy not constituting notice):

Caroline B. Blitzer

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Telephone: (212) 237-0251

Fax: (917) 849-5317

or such other address as Lessor may hereafter in writing designate, and sent via Facsimile (with receipt confirmation), hand delivery by a nationally recognized commercial courier service or mailed postpaid, certified, return receipt requested, United States mail.

36.0 Survival Clause; No Waiver.

36.1 Notwithstanding any termination or expiration of this Lease, any obligation by either party hereto which, by its terms has or may have application after the termination of this Lease and has not been fully observed or performed shall survive such termination.

36.2 The failure of either Lessor or Lessee to enforce any specific breach by the other of this Lease or portion of this Lease shall not be deemed to be a waiver of any subsequent breach thereof, or of any other cause of cancellation or forfeiture, whatever or however occurring. The termination of this Lease shall not invalidate or terminate any of the indemnities, warranties, or representations of this Lease.

37.0 No Third Party Beneficiaries. The covenants, conditions, and terms of this Lease shall be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns to the exclusion of the rights of any third-party beneficiaries.

38.0 Assignment and Transfer. Except for a Permitted Transfer, as defined below, Lessee covenants and agrees that it will not sell, assign, sublease, mortgage, pledge or otherwise transfer or encumber (collectively “Transfer”) its interest in this Lease, any rights, interests or estates created by this Lease, all or any portion of the Surface Premises, either voluntarily or by operation of law, without having first obtained the written consent of Lessor (which may be arbitrarily withheld).

(a) The prohibitions in the preceding paragraph are subject to the following Permitted Transfers. Any Transfer to an affiliate of Lessee herein is a Permitted Transfer. An entity is an affiliate if more than 51% of the equity interests and the voting power of the entity to which this Lease is being transferred is owned or controlled by the same individual or individuals who owned or controlled more than 51% of the equity interests and the voting power of Lessee at the time of execution of this Lease. Any Transfer to a Reputable and Prudent Coal Mining Company is a Permitted Transfer. A Reputable and Prudent Coal Mining Company shall mean any entity, or its parent or affiliate that over the three years immediately preceding the date of such Permitted Transfer (i) has produced not less than 5 million tons of coal whether directly and/or indirectly through its wholly owned subsidiaries or contract miners or predecessor companies on an annualized basis; (ii) has not filed a voluntary bankruptcy proceeding or been declared a bankrupt; (iii) has not been blocked by any governmental authority from holding any necessary mining permits; (iv) is not known to have forfeited any leases for coal reserves as a result of uncured defaults under such leases and (v) has a net worth of $25,000,000 or more on a consolidated basis. Any Transfer to an exchange traded public company is a Permitted Transfer. Any Transfer to an entity which is created by the individual or individuals owning Lessee at the time of the execution of this Lease to allow the successor entity to issue shares to the public in a public offering is a Permitted Transfer. Any Transfer to a lender or group of lenders to Lessee wherein Lessee is pledging or encumbering its leasehold interest in this Lease as security for or in return for the loan and said loan or financing is in an amount in excess of $10,000,000, is a Permitted Transfer; provided, however, that the encumbrance is expressly subject to the terms of this Lease and the lender may not subsequently Transfer such interests to any entity other than a Reputable and Prudent Coal Mining Company. Provided further, however, that for the purposes of any transfer by a lender, a Reputable and Prudent Coal Mining Company shall include any entity, or its parent or affiliate that satisfies clauses (ii), (iii) and (iv) above and has produced not less than 2 million tons of coal whether directly and/or indirectly through its wholly owned subsidiaries or contract miners or predecessor companies on an annualized basis and over the three years prior had average gross revenues from the sale of coal of $5 million or more.

(b) A Transfer of Control of Lessee or its permitted transferee (determined in accordance with the preceding provisions of this Section 38), either voluntarily or by operation of law, shall constitute a Transfer of the Lease under this section. “Transfer of Control” as used in the foregoing shall include an outright sale, assignment or transfer of sufficient membership interests to vest more than 50% of Lessee’s membership interests (or the equity interests or voting power in its permitted transferee) in persons or entities who are different than those persons or entities which directly own more than 50% of Lessee’s membership interests as of the effective date of this Lease (or with respect to a permitted transferee, those persons or entities which directly own more than 50% of the equity interests or voting power of such permitted transferee as of the effective date of such permitted Transfer).

(c) Accordingly, a Transfer of Control shall have occurred whenever more than 50% of Lessee’s membership interests (or the equity interests or voting power in its permitted transferee) shall become subject to the direct ownership of a person or entity or group of related persons or entities who are different than those persons or entities which directly own Lessee’s membership interests as of the effective date of this Lease (or with respect to a permitted transferee, those persons or entities which directly own more than 50% of the equity interests or voting power of such permitted transferee as of the effective date of such permitted Transfer). Notwithstanding anything herein to the contrary, a sale, assignment or transfer of any or all of the voting power or equity interests in any parent entity that directly or indirectly owns Lessee shall not constitute a prohibited assignment hereunder nor require Lessor’s consent.

(d) In the case of any Transfer or Permitted Transfer of Lessee’s interest in this Lease or the RGGS Lease, any rights, interests or estates created by this Lease or the RGGS Lease, or all or any portion of the Surface Premises, Lessee shall obtain and present to Lessor, prior to such Transfer taking place, a covenant of assumption by the transferee, wherein such transferee expressly agrees to and with Lessor to assume and be bound by all of the covenants, terms, conditions and provisions hereof (including the restrictions set forth in this Section 38) to the same extent as Lessee.

(e) Any such Transfer, Transfer of Control or Permitted Transfer shall not relieve Lessee from its obligations to comply with all of the covenants, terms, conditions and provisions of this Agreement. In the event Lessor consents to any Transfer, such consent shall not relieve Lessee and/or any transferee, assignee, sublessee, etc. from securing Lessor’s written consent to any further Transfer, other than a Permitted Transfer, nor shall any such consent be construed as a consent to any further Transfer, other than a Permitted Transfer, or as a waiver of any portion of this section or of Lessor’s rights hereunder.

(f) Upon the occurrence of any such Transfer without the prior written approval of Lessor, Lessor shall have the option to terminate this Lease by serving written notice of its election so to do.

(g) Any direct or indirect Transfer or Transfer of Control in violation of this Section 38 shall be null and void and shall have no force or effect.

(h) Lessee, its successors and assigns shall indemnify Lessor and its Affiliates from and against any and all loss or damage of any kind resulting from or arising out of any failure on the part of Lessee, its successors or assigns to comply with the requirements of this Section 38.

39.0 Binding Effect. This Lease shall inure to the sole and exclusive benefit of and be of full and binding effect upon the parties hereto and their respective successors and permitted assigns.

40.0 Severability. If any provision of this Lease or the application thereof to any person or circumstances is held invalid, the remainder of this Lease shall not be affected thereby, but shall remain in full force and effect.

41.0 Entire Agreement. This writing, together with the Coal Leases, and the Sublease, is intended by the parties to be the final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. All Exhibits hereto are incorporated herein and are an integral part of this Lease. No officer or representative of either party shall have the authority to subsequently change this Lease, orally or by course of conduct, and any subsequent change in this Lease shall not be valid unless the same be in writing and duly executed by each of the parties hereto.

42.0 Interpretation. Lessor and Lessee acknowledge that they have each fully read and reviewed this entire Lease, and have discussed the same with the other, and have had the benefit of their separate legal counsel, and by executing such Lease fully agree with all provisions herein contained. Both parties further agree that this Lease shall be construed as mutually drafted, and shall not be construed against one party or the other as drafter of the Lease.

43.0 Recitals. The Recitals identified in this Agreement are incorporated herein by reference and made a part hereof.

44.0 Purchase Option. At any time after the expiration of the first twenty (20) years and for the remainder of the Term of this Lease and upon Ninety (90) days prior written notice, Lessee may purchase the Sugar Camp Rail Load Out for the then fair market value of the Sugar Camp Rail Load Out. If Lessor and Lessee are unable to agree on the then fair market value of the Sugar Camp Rail Load Out then Lessor and Lessee shall jointly engage an independent appraiser to determine the fair market value.

[Signature Page Follows]

IN WITNESS WHEREOF, the Lessor and Lessee have caused this writing to be signed by their respective duly authorized officers, in duplicate, and each represents and warrants that the signer has proper authority to enter into this Lease on behalf of Lessor and Lessee, respectively, all as of the date and year first written above.

HOD LLC
By: NRP (OPERATING) LLC its Sole Member

/s/ Nick Carter
Name: Nick Carter
Title: President and Chief Operating Officer

SUGAR CAMP ENERGY, LLC

/s/ Michael J. Beyer
Name: Michael J. Beyer
Title: President

EXHIBIT A

Map of the Surface Premises

RECLAIM CHUTE
583.1
7.4
Sampler
Intended to be 50' offset on either side of Loadout Belt
Silo / Train Loadout
R31.1
3034.3 Sq. Feet
2041.2
72" Loadout Belt
13598.8 Sq. Feet
Reclaim Tunnel
8150.8 Sq. Feet
13.3
Sugar Camp Loop
Sugar Camp Energy, LLC
11361 North Thompsonville Rd.
Macedonia, IL 62860
SUGARCAMP ENERGY LLC
EXHIBIT A
TO LEASE AGREEMENT
DATED March 6, 2012
between
HOD LLC
and
SUGAR CAMP ENERGY, LLC
Surface Premises
0'
250'
500'
750'

EXHIBIT B

Lessee’s Initial Mining Plan

Main Portal
North Mains
South Mains
Bleeder Shaft
TVA
RGGS
LW 2013
Panel 1
LW 2012
LW 2014
Panel 2
LW 2013
Sect 3 2012
Sect 3 2012
LW 2015
Panel 3
LW 2014
Sect 1 2012
Sect 1 2012
Sect 1 2013
Panel 4
LW 2015
Sect 1 2013
Sect 1 2014
Panel 5
Sect 1 2015
Sect 1 2015
Panel 6
2012
2013
2014
2015
Sugar Camp Energy, LLC
11351 N. Thompsonville Rd.
Macedonia, IL 62860
MC #1 Mine
Exhibit B to Lease Agreement
dated March, 2012 between HOD LLC
and Sugar Camp Energy, LLC
4 Year Mine Map Longwall Area 1